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                                  EXHIBIT 12.1

                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                              COMPUTATION OF RATIOS

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CASH DIVIDENDS PER SHARE                             Cash dividends paid/Common shares outstanding at date of declaration

BOOK VALUE PER SHARE                                 Total stockholders' equity/Common shares outstanding at period-end

TANGIBLE BOOK VALUE PER SHARE                        (Total stockholders' equity less goodwill and other intangible assets)/Common shares outstanding at period-end

RETURN ON AVERAGE ASSETS                             Net income/Average assets

RETURN ON AVERAGE STOCKHOLDERS' EQUITY               Net income/Average stockholders' equity

NET INTEREST SPREAD                                  Fully tax equivalent yield on earning assets less rate on average interest-bearing liabilities

NET INTEREST MARGIN                                  Fully tax equivalent net interest income/Average earning assets

NON-INTEREST INCOME TO AVERAGE ASSETS                Total non-interest income/Average total assets

NON-INTEREST EXPENSE TO AVERAGE ASSETS               Total non-interest expense/Average total assets

EFFICIENCY RATIO                                     (Non-interest expenses less intangible and non-recurring,
                                                     non-operational items)/(Fully tax equivalent net interest income plus non-interest income)

AVERAGE INTEREST-EARNING ASSETS TO AVERAGE           Average total interest-earning assets/ Average total interest-bearing
INTEREST-BEARING LIABILITIES                         liabilities

AVERAGE LOANS TO AVERAGE DEPOSITS                    Average gross loans/Average deposits

ALLOWANCE FOR LOAN LOSSES TO NONPERFORMING LOANS     Allowance for loan losses at period end/(Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)

ALLOWANCE FOR LOAN LOSSES TO LOANS, NET OF           Allowance for loan losses/Gross loans net of unearned interest at
UNEARNED INTEREST                                    period end

NONPERFORMING LOANS TO TOTAL LOANS                   (Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans)/Gross loans net of unearned interest

NONPERFORMING ASSETS TO TOTAL ASSETS                 (Nonaccrual loans plus loans past due 90 days or greater plus renegotiated loans plus other real estate owned)/Total assets at period end

NET CHARGEOFFS TO AVERAGE LOANS                      (Total chargeoffs less total recoveries)/Average loans net of unearned interest

NET CHARGEOFFS AS A PERCENTAGE OF PROVISION FOR      (Total chargeoffs less total recoveries)/Provision for loan losses
LOAN LOSSES

NET CHARGEOFFS AS A PERCENTAGE OF ALLOWANCE FOR      (Total chargeoffs less total recoveries)/Allowance for loan losses at
LOAN LOSSES                                          period end

TIER 1 CAPITAL RATIO                                 Stockholders' equity less intangible assets and securities mark-to-market capital reserve ("Tier 1 Capital")/Risk adjusted assets

TOTAL CAPITAL RATIO                                  Tier 1 Capital plus allowance for loan losses/Risk adjusted assets

TIER 1 LEVERAGE RATIO                                TIER 1 Capital/Quarterly average assets
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